Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road
CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2012 RESULTS

PLEASANTON, Calif., June 7, 2012 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal second quarter ended April 30, 2012.

•	Revenue increased 6% year-over-year to $344.6 million. CooperVision (CVI) revenue up 5% to $288.0 million and CooperSurgical (CSI) revenue up 13% to $56.6 million.

•	GAAP earnings per share (EPS) $1.12, up 39 cents or 53% from last year’s second quarter.

•	Free cash flow $60.7 million. Total debt decreased $91.0 million to $319.3 million from prior quarter.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I’m proud to report another strong quarter which included market share gains, improving margins, double-digit earnings growth and significant free cash flow generation. Additionally, as announced earlier this week, we have made a tender offer to acquire all of the shares of Origio, which would position CooperSurgical as a global leader in the in-vitro fertilization market. This acquisition, if completed, would continue our long history of adding shareholder value through strategic acquisitions.”

Second Quarter GAAP Operating Highlights

•	Revenue $344.6 million, 6% above second quarter 2011, 7% in constant currency.

•

Gross margin 64% compared with 62% in last year’s second quarter. The improvement was the result of savings related to the closure of the Norfolk manufacturing plant completed in the fiscal first quarter of 2011, increased manufacturing efficiencies and favorable product mix.

•	Operating margin 19% in line with last year’s second quarter.

•

Depreciation expense $21.5 million, up 14% from last year’s second quarter. Amortization $5.3 million, up 11% from last year’s second quarter as a result of acquired intangible assets related to recent acquisitions.

•	Interest expense $3.1 million compared with $4.3 million in last year’s second quarter.

•	Total debt decreased $91.0 million from January 31, 2012 to $319.3 million.

•	Cash provided by operations $80.6 million, capital expenditures $23.1 million, insurance recovery $3.2 million resulted in free cash flow of $60.7 million.

Second Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $288.0 million, up 5% from last year’s second quarter, 6% in constant currency.

•	Revenue by category:

	(In millions) 2Q12	% of CVI Revenue 2Q12	%chg y/y	Constant Currency %chg y/y
Toric	$89.4	31%	5%	8%
Multifocal	22.3	8%	23%	26%
Single-use sphere	62.6	22%	6%	6%
Non single-use sphere, other	113.7	39%	0%	2%

Total	$288.0	100%	5%	6%

•	Revenue by geography:

	(In millions) 2Q12	% of CVI Revenue 2Q12	%chg y/y	Constant Currency %chg y/y
Americas	$122.0	42%	4%	4%
EMEA	98.0	34%	1%	6%
Asia Pacific	68.0	24%	12%	10%

Total	$288.0	100%	5%	6%

•	Selected revenue by material:

	(In millions) 2Q12	% of CVI Revenue 2Q12	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$103.8	36%	29%	32%
Proclear®	$71.4	25%	-4%	-2%

•

Gross margin 63% compared with 61% in the second quarter of 2011. The improvement was the result of savings related to the closure of the Norfolk manufacturing plant completed in the fiscal first quarter of 2011, increased manufacturing efficiencies and favorable product mix, resulting primarily from a shift to higher margin silicone hydrogel products.

Second Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $56.6 million, up 13% from last year’s second quarter, up 8% excluding acquisitions.

•	Revenue by category:

	(In millions) 2Q12	% of CSI Revenue 2Q12	%chg y/y
Office, other	$30.6	54%	8%
Surgical procedures	22.0	39%	22%
Fertility	4.0	7%	8%

Total	$56.6	100%	13%

•

Gross margin 68%, up from 65% in last year’s second quarter. The improvement in gross margin was largely a result of manufacturing efficiency improvements and favorable product mix resulting primarily from a shift to higher margin products used in surgical procedures.

Other Items

•

On May 31, 2012, entered into an amendment to our senior unsecured revolving line of credit. Facility increased to $1.0 billion from $750.0 million, and the $234.4 million term loan was fully repaid using the new revolving facility. The facility offers additional availability, lower interest rates and extends maturity date to May 31, 2017 from January 12, 2016.

•

On June 4, 2012, announced a voluntary tender offer to acquire all the issued and outstanding shares and warrants of Origio a/s, Oslo Stock Exchange (Oslo: ORO) for an aggregate price of approximately NOK 28 per share (see http://investor.coopercos.com for details).

•	No share repurchases in the quarter.

2012 Guidance

The Company revises its full-year 2012 revenue and EPS guidance. Guidance is summarized as follows:

	FY12 Guidance Old	FY12 Guidance New
Revenues (In millions)
Total	$1,385-$1,440	$1,400-$1,440
CVI	$1,170-$1,210	$1,175-$1,205
CSI	$215-$230	$225-$235
EPS
GAAP	$4.90-$5.15	$4.88-$5.13
Non-GAAP	$4.90-$5.15	$4.90-$5.15
Free Cash Flow (In millions)	$200-$230	$200-$230

Guidance assumes constant currency at the date of issuance and no pending acquisitions.

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal second quarter 2012 financial results. The dial in number in the United States is +1-866-713-8307 and outside the United States is +1-617-597-5307. The passcode is 53347242. There will be a replay available approximately two hours after the call ends until Thursday, June 14, 2012. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 64382545. This call will be broadcast live on our website at www.coopercos.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; reduced sales, loss of customers, and costs and expenses related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the Euro that would decrease our revenues and earnings; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$7,745	$5,175
Trade receivables, net	202,882	214,779
Inventories	286,069	253,584
Deferred tax assets	33,226	33,684
Other current assets	46,361	33,125

Total current assets	576,283	540,347

Property, plant and equipment, net	593,603	609,205
Goodwill	1,275,444	1,276,567
Other intangibles, net	118,077	128,341
Deferred tax assets	20,237	21,828
Other assets	44,917	48,230

	$2,628,561	$2,624,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$44,216	$52,979
Other current liabilities	183,909	214,227

Total current liabilities	228,125	267,206

Long-term debt	275,092	327,453
Deferred tax liabilities	19,008	20,127
Other liabilities	68,380	72,244

Total liabilities	590,605	687,030

Stockholders’ equity	2,037,956	1,937,488

	$2,628,561	$2,624,518

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2012	2011	2012	2011
Net sales	$344,589	$325,301	$670,649	$618,530
Cost of sales	123,893	123,539	239,500	240,162

Gross profit	220,696	201,762	431,149	378,368
Selling, general and administrative expense	136,962	126,382	268,710	239,835
Research and development expense	13,031	10,390	24,455	20,117
Amortization of intangibles	5,263	4,734	10,816	9,447

Operating income	65,440	60,256	127,168	108,969
Interest expense	3,071	4,268	6,733	11,219
Loss on extinguishment of debt	—	16,487	—	16,487
Other income (expense), net	310	219	992	(514)

Income before income taxes	62,679	39,720	121,427	80,749
Provision for income taxes	7,758	4,360	11,883	6,174

Net income	$54,921	$35,360	$109,544	$74,575

Diluted earnings per share	$1.12	$0.73	$2.24	$1.56

Number of shares used to compute earnings per share	49,007	48,239	48,941	47,807

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 1Q12			Trailing Twelve Months 2012
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,366	4%	10%	$5,379	3%	8%
Torics	354	11%	13%	1,334	9%	10%
Multifocal	87	13%	34%	335	9%	13%

WW Soft Contact Lenses	$1,807	6%	12%	$7,048	5%	9%

Sales by Modality
Single-use	$681	9%	15%	$2,704	9%	11%
Other	1,126	4%	11%	4,344	2%	8%

WW Soft Contact Lenses	$1,807	6%	12%	$7,048	5%	9%

Sales by Geography
Americas	$719	10%	13%	$2,660	6%	9%
EMEA	481	2%	9%	1,952	4%	8%
Asia Pacific	607	4%	14%	2,436	4%	11%

WW Soft Contact Lenses	$1,807	6%	12%	$7,048	5%	9%

United States	$631	11%	14%	$2,307	7%	9%
International	1,176	3%	11%	4,741	3%	8%

WW Soft Contact Lenses	$1,807	6%	12%	$7,048	5%	9%

COO-E

# # #